As filed with the Securities And Exchange Commission on May 13, 2004

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi (State or other jurisdiction of incorporation or organization)	64-0659571 (I.R.S. Employer Identification No.)

One Mississippi Plaza
201 South Spring Street
Tupelo, MS 38804
(Address of Principal Executive Offices) (Zip Code)

BancorpSouth, Inc. Director Stock Plan, As Amended and Restated
(Full title of the plan)

Aubrey B. Patterson
Chairman and Chief Executive Officer
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, MS 38804
(Name and address of agent for service)

(662) 680-2000
(Telephone number, including area code, of agent for service)

With copies to:
Ralph W. Davis, Esq.
Waller Lansden Dortch & Davis, PLLC
511 Union Street, Suite 2700
Nashville, Tennessee 37219-1760
(615) 244-6380

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount of
Title Of Each Class Of Securities	Amount To Be	Maximum Offering Price	Maximum Aggregate	Registration
To Be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee
Common Stock of BancorpSouth, Inc., par value $2.50 per share (3)	400,000	$19.795	$7,918,000	$1,003.21

(1)	This Registration Statement relates to the registration of additional securities under the BancorpSouth, Inc. Director Stock Plan, as amended and restated. Under the original registration statement (Registration No. 333-84389) relating to the plan, the Registrant registered 100,000 shares of common stock, for which the registration fee was previously paid in full.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1993, as amended, solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices per share of common stock on May 10, 2004, as reported on the New York Stock Exchange.

(3)	Includes associated preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

REOFFER PROSPECTUS

500,000 Shares

Common Stock

     This prospectus has been prepared for use by non-employee directors of BancorpSouth, Inc. in connection with the resale of up to an aggregate of 500,000 shares of our common stock, which have been or may be issued under the BancorpSouth, Inc. Director Stock Plan, as amended and restated. This plan was amended as of April 28, 2004.

     This prospectus may only be used if a supplement is attached which contains the names of the selling shareholders and the amount of shares of our common stock to be reoffered by them.

     We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We will bear all expenses incurred in connection with the registration of the shares being offered by the selling shareholders, except that the selling shareholders shall be responsible for all underwriting discounts and selling commissions, fees and expenses of counsel and other advisors to the selling shareholders, transfer taxes and related charges in connection with the offer and sale of these shares.

     Our common stock is listed on the New York Stock Exchange under the symbol “BXS.”

     Neither the Securities and Exchange Commission nor any state securities commissioner has approved or disapproved of the shares of our common stock to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Shares of our common stock are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is May 13, 2004.

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THE COMPANY

     BancorpSouth, Inc. is a Mississippi corporation and a bank holding company with commercial banking and financial services operations in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas. Our principal subsidiary is BancorpSouth Bank. We conduct a general commercial banking and trust business through BancorpSouth Bank, which has its principal office in Tupelo, Lee County, Mississippi, and operates offices in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas. BancorpSouth Bank has grown through the acquisition of other banks, the purchase of assets from federal regulators and through the opening of new branches and offices.

     Our lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by its loan officers, existing savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. We have established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.

     We offer a variety of services through the trust department of BancorpSouth Bank, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

     We provide, through our subsidiaries, a range of financial services to individuals and small-to-medium size businesses. BancorpSouth Bank operates investment services, consumer finance, credit life insurance and insurance agency subsidiaries which engage in investment brokerage services, consumer lending, credit life insurance sales and sales of other insurance products.

     Our principal office is located at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 and our telephone number is (662) 680-2000.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

SELLING SHAREHOLDERS

     The initial 100,000 shares of our common stock reserved for issuance under the Director Stock Plan have been or will be issued pursuant to a claim of exemption from registration and such shares are or when issued will be “restricted securities” for purposes of the Securities Act of 1933, as amended. The issuance of an additional 400,000 shares of our common stock under the Director Stock Plan has been registered under the Securities Act of 1933 by a registration statement on Form S-8. This prospectus is to be used in connection with any resales of our common stock acquired under the Director Stock Plan by persons who may be considered our “affiliates” within the meaning of the Securities Act of 1933.

     At the date of this prospectus, we do not know the names of persons who intend to resell shares of our common stock under this plan. The selling shareholders will be non-employee directors who have been, or may be, granted shares of our common stock under this plan during the period in which they serve as directors. Each of these persons may be considered our “affiliate” within the meaning of the Securities Act of 1933. We will supplement this prospectus with the names of the selling shareholders and the number of shares of our common stock to be reoffered by them as that information becomes known.

PLAN OF DISTRIBUTION

     The shares may be offered by the selling shareholders from time to time in transactions through the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through the writing of options on the shares or a combination of these methods of sale, at prices related to prevailing market prices or at negotiated prices. The selling shareholders may effect these transactions by selling the shares to or through broker-dealers and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the

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selling shareholders and/or the purchaser of the shares for which such broker-dealers may act as agent or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.

     There is no assurance that any of the selling shareholders will sell any or all of the shares of our common stock offered under this prospectus.

     We have agreed to pay all expenses incurred in connection with the registration of the shares of our common stock offered under this prospectus, except that the selling shareholders shall be responsible for all underwriting discounts and selling commissions, fees and expenses of counsel and other advisors to the selling shareholders, transfer taxes and related charges in connection with the offer and sale of these shares.

AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission under the Securities Act of 1933 a registration statement on Form S-8 that registers the distribution of the shares of our common stock to be issued to the selling shareholders under the Director Stock Plan. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, the Director Stock Plan and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the Securities and Exchange Commission:

Public Reference Room	New York Regional Office	Chicago Regional Office
450 Fifth Street, N.W.	Woolworth Center	Citicorp Center
Washington, D.C. 20549	233 Broadway	500 West Madison Street
	New York, New York 10279	Suite 1400
Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, which file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus from documents that we have previously filed with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is set forth directly in this document.

     This prospectus incorporates by reference the following documents with respect to us (file number: 1-12991):

•	Our annual report on Form 10-K for the year ended December 31, 2003;

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•	Our quarterly report on Form 10-Q for the three months ended March 31, 2004;

•	The description of our common stock contained in our registration statement on Form 8-A dated May 14, 1997; and

•	The description of our common stock purchase rights contained in our registration statements on Form 8-A dated May 14, 1997 and March 28, 2001.

     We incorporate by reference additional documents that we will file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination date of the Director Stock Plan. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     You can obtain copies of the documents incorporated by reference in this prospectus with respect to us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus, by requesting them in writing or by telephone from us at the following:

BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
(662) 680-2000
Attention: Corporate Secretary

     You can also obtain copies of these documents free of charge though our web site (http://www.bancorpsouthonline.com), from the Securities and Exchange Commission through its web site or at the address described in the section captioned “AVAILABLE INFORMATION” above.

LEGAL MATTERS

     The validity of shares of our common stock offered under this prospectus will be passed upon on our behalf by Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi.

EXPERTS

     The consolidated financial statements of BancorpSouth, Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from the information in this document. This prospectus is dated May 13, 2004. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the delivery of this prospectus nor the issuance of our common stock under the Director Stock Plan shall create any implication to the contrary.

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EXPLANATORY NOTE

     The purpose of this registration statement on Form S-8 is to register the issuance and resale of 400,000 shares of our common stock under the BancorpSouth, Inc. Director Stock Plan, as amended and restated. A total of 500,000 shares of our common stock, net of shares previously issued, will be available for issuance under the BancorpSouth, Inc. Director Stock Plan, as amended and restated, upon the effectiveness of this registration statement. A registration statement on Form S-8 (Registration No. 333-84389), dated August 3, 1999, registered for resale the initial 100,000 shares of our common stock issued or to be issued under the BancorpSouth, Inc. Director Stock Plan, as amended and restated.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants of the BancorpSouth, Inc. Director Stock Plan, as amended and restated, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference in this Registration Statement, except as noted, the contents of the Registrant’s earlier registration statement on Form S-8 (Registration No. 333-84389) filed on August 3, 1999.

Item 3.    Incorporation of Documents by Reference.

     The following documents which have been filed with the Securities and Exchange Commission by the Registrant (File No. 1-12991) are hereby incorporated by reference in this Registration Statement:

     (a)       The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003;

     (b)       The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004;

     (c)       The description of the Registrant’s common stock contained in the registration statement on Form 8-A, dated May 14, 1997; and

     (d)       The description of the Registrant’s common stock purchase rights contained in the registration statements on Form 8-A dated May 14, 1997 and March 28, 2001.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 7.    Exemption From Registration Claimed.

The initial 100,000 shares of common stock reserved for issuance under the BancorpSouth, Inc. Director Stock Plan, as amended and restated (the “Plan”), have been or will be issued pursuant to a claim of exemption from registration, as described in Part II, Item 7 of the Registrant’s earlier registration statement on Form S-8 (Registration No. 333-84389) filed on August 3, 1999. The issuance of an additional 400,000 shares of common stock under the Plan are registered under the Securities Act of 1933, as amended, by this Registration Statement.

Item 8.    Exhibits.

Number		Description
4	(a)	Specimen Common Stock Certificate. (1)
	(b)	Rights Agreements, dated as of April 24, 1991, including as Exhibit A the forms of Rights of Certificate and Election to Purchase and as Exhibit B the summary of Rights to Purchase Common Shares. (2)
	(c)	First Amendment to Rights Agreement, dated as of March 28, 2001. (3)
5		Opinion of Riley, Ford, Caldwell & Cork, P.A.
23	(a)	Consent of KPMG LLP.
	(b)	Consent of Riley, Ford, Caldwell & Cork, P.A. (included in opinion filed as Exhibit 5)
24		Power of Attorney. (included on page II-2 hereof)
99		BancorpSouth, Inc. Director Stock Plan, as amended and restated.

(1)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994 (file number 0-10826) and incorporated by reference in this Registration Statement.

(2)	Filed as Exhibit 1 to the Company’s registration statement on Form 8-A filed on April 24, 1991 (file number 0-10826) and incorporated by reference in this Registration Statement.

(3)	Filed as Exhibit 2 to the Company’s amended registration statement on Form 8-A/A filed on March 28, 2001 (file number 1-12991) and incorporated by reference in this Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on April 28, 2004.

BANCORPSOUTH, INC.
By:	/s/ Aubrey B. Patterson
Aubrey B. Patterson
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Aubrey B. Patterson and James V. Kelley, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and any registration statement related to the same offering as this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Aubrey B. Patterson Aubrey B. Patterson	Chairman of the Board, Chief Executive Officer, Director (principal executive officer)	April 28, 2004
/s/ L. Nash Allen, Jr. L. Nash Allen, Jr.	Treasurer and Chief Financial Officer (principal financial and accounting officer)	April 28, 2004
/s/ James V. Kelley James V. Kelley	President, Chief Operating Officer, Director	April 28, 2004
/s/ Hassell H. Franklin Hassell H. Franklin	Director	April 28, 2004
/s/ W. G. Holliman, Jr. W. G. Holliman, Jr.	Director	April 28, 2004
/s/ Larry G. Kirk Larry G. Kirk	Director	April 28, 2004

SIGNATURE	TITLE	DATE
/s/ Turner O. Lashlee Turner O. Lashlee	Director	April 28, 2004
/s/ Guy W. Mitchell, III Guy W. Mitchell, III	Director	April 28, 2004
/s/ R. Madison Murphy R. Madison Murphy	Director	April 28, 2004
/s/ Robert C. Nolan Robert C. Nolan	Director	April 28, 2004
/s/ W. Cal Partee, Jr. W. Cal Partee, Jr.	Director	April 28, 2004
/s/ Alan W. Perry Alan W. Perry	Director	April 28, 2004
/s/ Travis E. Staub Travis E. Staub	Director	April 28, 2004

EXHIBIT INDEX

Number		Description
4	(a)	Specimen Common Stock Certificate. (1)
	(b)	Rights Agreements, dated as of April 24, 1991, including as Exhibit A the forms of Rights of Certificate and Election to Purchase and as Exhibit B the summary of Rights to Purchase Common Shares. (2)
	(c)	First Amendment to Rights Agreement, dated as of March 28, 2001. (3)
5		Opinion of Riley, Ford, Caldwell & Cork, P.A.
23	(a)	Consent of KPMG LLP.
	(b)	Consent of Riley, Ford, Caldwell & Cork, P.A. (included in opinion filed as Exhibit 5)
24		Power of Attorney. (included on page II-2 hereof)
99		BancorpSouth, Inc. Director Stock Plan, as amended and restated.

(1)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994 (file number 0-10826) and incorporated by reference thereto.

(2)	Filed as Exhibit 1 to the Company’s registration statement on Form 8-A filed on April 24, 1991 (file number 0-10826) and incorporated by reference thereto.

(3)	Filed as Exhibit 2 to the Company’s amended registration statement on Form 8-A/A filed on March 28, 2001 (file number 1-12991) and incorporated by reference thereto.